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                                                                   EXHIBIT 23.01


Independent Auditors' Consent


The Board of Directors
The St. Joe Company:


We consent to the incorporation by reference in the registration statements (No. 333-23571, No. 333-43007, No. 333-51726 and No. 333-51728) on Forms S-8 of The
St. Joe Company of our reports dated February 6, 2001, relating to the consolidated balance sheets of The St. Joe Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of The St. Joe Company.




KPMG LLP


Jacksonville, Florida
March 16, 2001